Exhibit 23.3

BUSH & Associates CPA

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Amaze Holdings Inc. on Form S-4 of our report dated February 4, 2025, on our audits of the financial statements as of December 31, 2023, and 2022 and for each of the years then ended, which report is included in this Registration Statement on Form S-4 to be filed on or about February 5, 2025.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates

Bush R Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

February 5, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com